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                                                                    EXHIBIT 99.1


                     [LIBERTY GROUP PUBLISHING, INC. LOGO]



FOR IMMEDIATE RELEASE


CONTACT:
-------
Ken Serota - Chairman, Chief Executive Officer and President
Dan Lewis - Chief Financial Officer and Vice President
Phone:  (847) 272-2244

             LIBERTY GROUP OPERATING ENTERS INTO NEW CREDIT FACILITY
                       AND REPAYS EXISTING CREDIT FACILITY

            LIBERTY GROUP PUBLISHING AND LIBERTY GROUP OPERATING CALL
             FOR FULL REDEMPTION CERTAIN DEBT AND EQUITY SECURITIES

Northbrook, IL, February 28, 2005 - Liberty Group Publishing, Inc. ("Publishing") announced today that its wholly owned subsidiary, Liberty Group Operating, Inc. ("Operating") entered into a Credit Agreement with a syndicate of financial institutions led by Wells Fargo Bank, National Association ("Wells Fargo"), with U.S. Bank National Association ("US Bank") as syndication agent, CIT Lending Services Corporation as documentation agent and Wells Fargo as administrative agent (the "New Credit Facility"). The New Credit Facility provides for a $280.0 million principal amount Term Loan B that matures in February 2012 and a revolving credit facility with a $50.0 million aggregate commitment amount available, including a $10.0 million sub-facility for letters of credit, that matures in February 2011.

On February 28, 2005, Operating initially borrowed $4.0 million principal amount of revolving credit loans and $100.0 million principal amount of the Term Loan
B. A portion of the net proceeds were used to repay in full the existing credit facility and to terminate the obligations of Operating, Publishing and Publishing's other subsidiaries thereunder.

Additionally, on the date hereof, Publishing irrevocably called for redemption all of its outstanding 11 5/8% Senior Discount Debentures due 2009 (the "Senior Discount Debentures"), with the Senior Discount Debentures to be redeemed on March 30, 2005. Interest on the Senior Discount Debentures will cease to accrue after March 30, 2005, and the only remaining rights of the holders of the Senior Discount Debentures will be to receive payment of the redemption price thereon. The redemption price consists of 101.938% of the $19,800,000 aggregate principal amount thereof, plus accrued and unpaid interest to March 30, 2005 (collectively, $20,560,955.25). The initial draw down under the New Credit Facility included an amount sufficient to pay the redemption price for the Senior Discount Debentures.

Publishing also irrevocably called for redemption all of its outstanding shares of Series A 14 3/4% Senior Redeemable Exchangeable Cumulative Preferred Stock (the "Series A Preferred Stock"), with the Series A Senior Preferred Stock to be redeemed on March 15, 2005. Dividends on the Series A Senior Preferred Stock will cease to accumulate after March 15, 2005, and the only remaining rights of the holders of the Series A Senior Preferred Stock will be to receive payment of the redemption price thereon. The redemption price consists of 100% of the liquidation preference per share, plus accumulated and unpaid dividends per share to March 15, 2005 (collectively, $11,484,274). The initial draw down under the New Credit Facility included an amount sufficient to pay the redemption price for the Series A Senior Preferred Stock.

Furthermore, on the date hereof, Operating irrevocably called for redemption all of its outstanding 9 3/8% Senior Subordinated Notes (the "Senior Subordinated Notes"), with the Senior Subordinated Notes to be redeemed on March 30, 2005. Interest on the Senior Subordinated Notes will cease to accrue after March 30, 2005, and the only remaining rights of the holders of the Senior Subordinated Notes will be to receive payment of the redemption price thereon. The redemption price consists of 101.563% of the $180,000,000 aggregate principal amount thereof, plus accrued and unpaid interest to March 30, 2005 (collectively, $185,579,025). Operating intends to borrow $180,000,000 under the New Credit Facility on March 30, 2005 in connection with the redemption of the Senior Subordinated Notes, and pay the remaining balance with cash on hand or from borrowings under the revolving credit facility.

Prior to Publishing's calls for redemption of the Senior Discount Debentures and Series A Preferred Stock, respectively, Publishing entered into securities exchange agreements with affiliates of Leonard Green & Partners L.P. ( "Green Equity"), pursuant to which Green Equity exchanged all of the Senior Discount Debentures and Series A Preferred Stock it owns for new securities of Publishing. Please see the Current Report on Form 8-K to be filed with respect to the foregoing transactions for further information on the recapitalization transactions, including the securities exchanges.


                3000 Dundee Road, Suite 202 Northbrook, IL 60062
                     Phone (847) 272-2244 Fax (847) 272-6244
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This press release shall not constitute a notice of redemption with respect to the foregoing securities.

ABOUT LIBERTY GROUP PUBLISHING, INC.

Liberty Group Publishing, Inc., headquartered in Northbrook, Illinois, is a leading U.S. publisher of local newspapers and related publications that are the dominant source of local news and print advertising in their markets. Liberty Group Publishing owns and operates 283 publications located in 15 states that reach approximately 2.0 million people on a weekly basis. The majority of the Company's paid daily newspapers have been published for more than 100 years and are typically the only paid daily newspapers of general circulation in their respective non-metropolitan markets.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain "forward-looking statements" (as defined in Section 21E of the Exchange Act, as amended) that reflect Publishing's expectations regarding future events. Words such as "anticipates," "believes," "plans," "expects," "intends," "estimates" and similar expressions have been used to identify these forward-looking statements, but are not the exclusive means of identifying these statements. These statements reflect Publishing's current beliefs and expectations and are based on information currently available to Publishing. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual events to differ from those expressed in, or implied by, these statements. See Publishing's Annual Report on Form 10-K for the year ended December 31, 2003 and all subsequent filings with the Securities and Exchange Commission for a discussion of other risks and uncertainties. As a result, no assurance can be given that Publishing's beliefs and expectations covered by such forward-looking statements will be achieved. Publishing is not obligated and has no intention to update or revise these forward-looking statements to reflect new events, information or circumstances.


                3000 Dundee Road, Suite 202 Northbrook, IL 60062
                     Phone (847) 272-2244 Fax (847) 272-6244